EXHIBIT 99.3

CASCADE CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
June 6, 2006

Jim Osterman:	Good Morning and Welcome.

I now call the 2006 Cascade Annual Shareholders meeting to order.

I’d like to open the meeting by introducing the company’s directors, officers, legal counsel and audit partner.

I’m Jim Osterman, Chairman of Cascade and Chairman and CEO of Blount International.

Please stand for a moment as I call your name...

Robert C. Warren, Jr. — President and Chief Executive Officer.

All of our directors are present today...

Dr. Nick Lardy — Senior Fellow at the Institute for International Economics

Henry Wessinger — Senior Vice President of Ragen MacKenzie, Inc.

Dr. Nancy Wilgenbusch — President of Marylhurst University.

Duane McDougall — Formerly President and CEO of Willamette Industries and currently on the boards of InFocus Corporation, Greenbrier Corporation and West Coast Bancorp.

Corporate officers and senior executives who are with us today...

Terry Cathey — Senior Vice President and Chief Operating Officer

Andy Anderson — Senior Vice President and Chief Financial Officer

Greg Anderson — Senior Vice President, Human Resources

Herre Hoekstra — Vice President, Cascade Europe

Joe Pointer — Vice President of Finance and Secretary

Jeff Nickoloff — Vice President of Manufacturing

Mike Kern — Vice President of Marketing

Kevin Kreiter — Vice President of Engineering

John Cushing — Corporate Treasurer

Our Legal Counsel...

Verne Newcomb — General Counsel Emeritus

Jack Schwartz — General Counsel and Assistant Secretary

And the Partner representing PricewaterhouseCoopers

Steve Terry

At this time, I’d like to call on Joe Pointer, our Corporate Secretary, to certify that:

Proof of Due Notice of the Annual Shareholders Meeting was given, and that a Quorum is present.

Joe Pointer:	Mr. President, I would like to certify that notice has been given in accordance with the bylaws and that a quorum is represented today.

Jim Osterman:	A list of Shareholders’ is available for inspection by shareholders at the back of the room following the meeting.

The first item on the agenda is the election of Directors:

I would like to call on John Cushing to present the names of Director nominees as listed in the Proxy Proposal 1.

John Cushing:	Mr. Chairman, the nominees are James S. Osterman and Duane C. McDougall for three year terms.

Jim Osterman:	Are there any other nominations for director?

In the absence of any other nominations, I am instructing the Secretary to record a favorable vote for all of the nominees listed in Proposal Number 1.

I’d now like to call on Bob Warren to present the Chief Executive Officer’s Report.

Bob Warren:	Good morning and thank you for attending.

Fiscal year 2006 was a very good year for our industry and for Cascade.

Globally, lift truck shipments were up 10% in fiscal 2006 compared to 2005. Our consolidated revenue was up 17% over the prior year from $386 million to $450 million, reaching a new high for Cascade.

Net income also set a new high, increasing 48% from $28 to $42 million.

On a regional basis, North America turned in another great year, with a 20% increase in net sales and a 41% increase in operating income.

Because of the growing importance of China to our overall results, and the fact that China is now the world’s third largest national lift truck market, we have started to report our Chinese results as a separate segment. Our Asia-Pacific results now incorporate Japan, Korea, Australia and South Africa.

China’s revenue increased 15% over last year compared to an 11% increase in lift truck shipments.

Operating income was only marginally higher. This is a result of a growing percentage of lower margin sales to OEM customers, a rationalization of our gross margins in certain product categories and higher SG & A costs.

We have recognized for many years that we would begin to see some competitive pressure in China that would require a pricing response. To some degree that has happened. However, let me reassure you that our operating margins are still very, very good and, in fact, are the highest of any region in the company.

Sales in the Asia-Pacific region were up 16% compared to a 10% increase in lift truck shipments.

Operating income was up 6%. There are a number of factors impacting the operating margin but certainly the increases we have seen in steel prices have had their impact, both directly and indirectly. Our Asia-Pacific managers will undoubtedly tell you that their largest cost increases have come from our own factories, primarily in North America.

Sales in Europe were up 11% but operating income remained at a break-even level.

Our European operations continue to be our most challenging area. You have all undoubtedly heard us discuss the steps we are taking in Europe for quite some time so I will spare you the long explanation.

In our attachment business we remain committed to fundamentally improving the value proposition we offer our customers through higher quality, more consistent delivery performance and better customer service. We are also aggressively working on the cost side of the business.

On a more strategic level, I am quite enthusiastic about a plan that we are currently working on to improve the fundamental structure of our business in Europe.

For competitive purposes I am choosing not to divulge details of the plan at this time but I believe it will finally allow us to achieve the market position and levels of return that we have long felt were possible.

On another competitive note, Bolzoni, our primary world competitor, recently announced they plan to enter the fork business in Europe. They also intend to acquire one of the smaller European attachment competitors.

In the attachment market segment this is a continuation of the consolidation that has been slowing transpiring over the past several years. In the fork market segment, this will bring additional capacity into the market which will most likely result in further pricing pressure. They are financing these moves through a public offering of approximately 30% of their company on the Milan exchange.

For a number of years there has been some concern expressed at our annual meetings about the state of our product development and engineering functions. There are a number of other very exciting developments that I would like to share with you:

•  Last February we initiated a “Global Engineering” structure. By leveraging our global workforce, Cascade now has the ability to process custom orders 24 hours a day six days a week by moving them electronically through our entire global engineering group.

•  While this initiative is still in its early stages, it ultimately will provide us with an incredible competitive advantage by reducing lead time to customers, and by fully utilizing our engineering talent and experience from around the globe.

•  Another very promising initiative is a highly accelerated new product development process that is currently being used to develop products for the European market. Under this new process we are now measuring new product development cycles in months as opposed to years.

•  And finally, last year a question was raised concerning the appointment of a Vice President of Engineering. I am pleased to say that as of February 1, 2006 Kevin Kreiter was promoted to Vice President of Engineering. Kevin has been a Cascade team member since 1979, he has been at the forefront of many of the initiatives I have outlined in this speech, and we wish Kevin continued success in his new role.

As I previously mentioned, China is now the world’s third largest lift truck market in terms of trucks that use Cascade products. Due to our early entry into the Chinese market and a very capable and dedicated organization, we enjoy a very strong market position. We are aggressively protecting that market advantage through significant investments in all of our attachment businesses.

•  In our attachment business we are expanding both the capacity and manufacturing capability at our Xiamen attachment plant. Xiamen will now be manufacturing a higher percentage of the components they use for their own production. Ultimately, they may also begin serving as a component source for some of our North American and European factories.

• In addition to improving manufacturing efficiency and lowering total cost, this expansion will insure our ability to serve our largest and fastest growing customer group, China’s paper industry.

•  We are also significantly expanding our fork production capacity with a new fork factory in Xiamen and an expansion at our Hebei facility. When this new capacity begins coming online early next year we will be able to more aggressively pursue market share in the larger Asia-Pacific region as well as continue to serve the growing Chinese lift truck industry.

•  Another important new development is the establishment of a corporate purchasing office, based in Xiamen. This new office will be in charge of sourcing low cost materials for Cascade’s global operations.

One of the most important long term initiatives we are working on is succession planning. As hard as it is to acknowledge, some of your management team appears to be getting older.

This past year Greg Anderson has begun putting a formal management development program into place that will insure that we have a continuing source of highly capable and experienced managers from our own company.

And finally, in our last conference call and in the Annual Report we mentioned that we were exploring an expansion into the construction attachment market. We are continuing to evaluate a number of strategies to move into this market and will provide additional information as this work moves forward.

I am sure you will agree that by any measure fiscal 2006 was a successful year for your company. The results are a tribute to the skill, talent, professionalism and dedication of all of our employees, worldwide. On behalf of every investor I am honored to say thank you to each and every one of you.

I would now like to open the floor to questions. We will be happy to bring a mic to youjust raise your hand.

John Olson:	I know you’re waiting for me to say something, but I’m not sure what I want to say.

Bob Warren:	We definitely try to address it before you ask it.

John Olson:

For those that don’t know, I’m John Olson. I got to thinking recently that Cascade I know is always working on new products — I hope they are, but I’m wondering if you working on smart attachments. The industry, all industries seem to be going to computers or chips or what have you, and in order to cut down on product damage and to increase the speed of handling, are you working on, I know you no longer have an electronics guy in Engineering, but you have some pretty smart engineers that know the computers, are you working on smart attachments other than that roll handler that you had at one time?

Bob Warren:

I think the biggest areas that you pointed out that we have added a lot of technology too has been the sensing of the property pressure to put on a roll of paper. As a customer group globally, they have focused more attention on product damage being the amount of pressure and damage from pressure that’s created. And there’s been tremendous strides as John you have been aware of in our AFC technology that we are applying, more particularly to our competition in Europe where they handle the roll a great deal more and they are more sensitive to the issue of concentricity of the roll. We have seen also big moves for our engineering group in trying to stay ahead of the unit identification and also the potential for us to handle properly other unit loads using technologies in bar scanning, etc We were recently identified with a group of high tech companies as the partner to work with in trying to come up with ways to put into our attachments and in backrests, scanning devices to pick up the new technologies. So I think we have put a fair amount effort to make sure we’re at the leading edge of understanding how the lift truck industry material handling is going to handle unit identification, and be able not only to be the source of the code for that but also be able to use that code for our own means for proper handling.

John Olson:	What kind of a market now is there on the push pull? Is that still

Bob Warren:	It’s still pretty much a container international attachment and North American attachment. It has gained some popularity in Europe, but it is still

John Olson:	At one time, the placement of a load on another load with the push pull was a potential problem, and that’s another area that

Bob Warren:

We saw a big move a number of years ago when the shep pallet system came in and a lot of the large grocery manufacturers, General Food, Proctor and Gamble, and others were moving either they were moving to the shep system, which was a lease pallet system, they were never able to resolve the issue with their customer group on getting the system working properly so they went back to a lease pallet pool system. We went to a single double attachment, which was an attachment that they had been using in Europe and pretty much were able to replace a loss of some of the push pulls with a similar attachment in value in margin to us in the single double. We saw a decline in the carton clamps for a number of years and the last two years those numbers have come back very strongly. So I believe that unitized loads with clamp handling seems to be very popular.

Frank Magdlen:

Bob, Frank Magdlen, analyst with the Robins Group. Could you tell us what your capital spending plans are in dollars for this year and next year, and them maybe remind us what the company’s dividend policies might be?

Bob Warren:

Because we don’t actually forecast our capital spending, we have been traditionally, and I think you can expect us to see us on a maintenance level using capex to replace our depreciation level which has been around $13.5 million. We have a fairly aggressive, as I’ve mentioned, capital investment plan in China. We have a new plant opening in Xiamen. We have two new lines opening in the Xiamen attachment plant and expansion of our Hebei facility. And I think we mentioned at our last conference call that we were about $18 million that we were investing in those facilities.

Bob Warren:

A dividend policy we definitely don’t talk about beforehand. As you know we have been on a quarterly basis $0.15 cents for about the last three quarters, as I recall now. I wouldn’t want to guess what they are going to decide at the board meeting next.

Bob Warren:	Thank you very much. I’ll turn the meeting back over to Jim.

Jim Osterman:	Thanks Bob. Is there any other business to come before the meeting?

If there is no other business, I’d like to thank you for your interest, participation and continued support.

The meeting now stands adjourned.